As filed with the Securities and Exchange Commission on November 25, 2013

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

           Delaware                                          51-0347963
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification No.)

899 Cassatt Road, Suite 210
Berwyn, Pennsylvania                         19312
(Address of Principal Executive Offices)                            (Zip Code)

Triumph Group, Inc. 2013 Equity and Cash Incentive Plan
(Full Title of the Plans)

John B. Wright, II
Vice President and General Counsel
899 Cassatt Road, Suite 210
Berwyn, PA 19312
(Name and address of agent for service)
 (610) 251-1000
(Telephone number, including area code, of agent for service)

with a copy to:
Gerald J. Guarcini, Esquire
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103-7599
(215) 665-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.001 per share	5,000,000	$71.40	$357,000,000	$45,981.60

_________________________________________________________________________________

(1)
This Registration Statement shall also cover an indeterminate number of additional shares of common stock of the Registrant which may become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transactions, effected as required by such plan.

(2)
Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h), the price shown is based upon the average of the high and low price of the Common Stock of the Registrant on November 18, 2013, as reported on the New York Stock Exchange.

PART I ‑ INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be given or sent to all persons who participate in the Triumph Group, Inc. 2013 Equity and Cash Incentive Plan.

PART II ‑ INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Certain Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Triumph Group, Inc. (the “Company”) (File No. 001-12235) or pursuant to the Securities Act of 1933, as amended (the “Securities Act”), are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

(b)	the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013;

(c)	the Company's Current Report on Form 8-K filed on July 23, 2013 and November 25, 2013; and

(d)
Item 1 of the Company’s Registration Statement on Form 8-A12B, dated September 27, 1996, which incorporates by reference the description of the Company’s common stock under the heading “Description of Registrant’s Securities to be Registered” in the Company’s prospectus forming part of its Registration Statement on Form S-1 (File No. 333-10777), as amended by Amendment No. 1 to the Registration Statement, originally filed with the Commission on September 26, 1996.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the termination of the offering, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.        Indemnification of Directors and Officers.

We maintain insurance providing for indemnification of our officers and directors, managers and members of all of the Triumph Group, Inc. entities and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Delaware Corporations

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Certificate of Incorporation and Bylaws

The Company's certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation at the time of such repeal or modification. The Company's certificate of incorporation further provides that the Company's officers and directors shall be indemnified by the Company as provided in the Company's bylaws.

Under the provisions of the Company's bylaws, as amended, any person who is or was a party or is threatened to be made a party of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the Company's request as a director, officer, employee or agent of another company or other entity shall be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company shall further indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the Company's best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In addition, to the extent that such a person is successful on the merits or otherwise in defense of any action, suit, or proceeding brought against him or her by reason of the fact that he or she is the Company's director, officer, employee or agent, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection therewith.

The Company's bylaws, as amended, provide that expenses (including attorneys' fees) incurred by a director or officer in defending a civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Such expenses, including attorneys' fees, incurred by other employees and agents may be paid upon such terms and conditions as the Board of Directors deems appropriate.

Any indemnification under the provisions summarized above (unless ordered by a court) shall be made by the Company only as authorized in each specific case upon a determination that indemnification of such person is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the applicable provision. Such determination shall be made (1) by a majority vote of the Company's directors who are not parties to the action, suit or proceeding (even though less than a quorum), (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

The Company maintains director and officer insurance with respect to those claims described above in customary amounts.

The above discussion of the certificate of incorporation and bylaws of the Company and the DGCL is not intended to be exhaustive and is qualified in its entirety by such certificates of incorporation, bylaws and the DGCL.

Item 8.        Exhibits.

4.1	Triumph Group, Inc. 2013 Equity and Cash Incentive Plan.

4.3	Specimen copy of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-1/A, as amended (File No. 333-10777)).

5	Opinion of Ballard Spahr LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ballard Spahr LLP (included as part of Exhibit 5).

24    Power of Attorney (included in signature page).

Item 9.        Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania, on November 25, 2013.

TRIUMPH GROUP, INC.

By     /s/ JEFFRY D. FRISBY
Jeffry D. Frisby, President and Chief
Executive Officer

Each person whose signature appears below in so signing also makes, constitutes and appoints M. David Kornblatt and John B. Wright, II, his true and lawful attorney-in-fact, each with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ JEFFRY D. FRISBY	President, Chief Executive Officer and Director (Principal Executive Officer)	November 25, 2013
Jeffry D. Frisby
/s/ M. DAVID KORNBLATT	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 25, 2013
M. David Kornblatt
/s/ THOMAS A. QUIGLEY	Vice President and Controller (Principal Accounting Officer)	November 25, 2013
Thomas A. Quigley
/s/ RICHARD C. ILL	Chairman and Director	November 25, 2013
Richard C. Ill
/s/ PAUL BOURGON	Director	November 25, 2013
Paul Bourgon
/s/ ELMER L. DOTY	Director	November 25, 2013
Elmer L. Doty
/s/ JOHN G. DROSDICK	Director	November 25, 2013
John G. Drosdick
/s/ RALPH E. EBERHART	Director	November 25, 2013
Ralph E. Eberhart
/s/ RICHARD C. GOZON	Director	November 25, 2013
Richard C. Gozon
/s/ WILLIAM L. MANSFIELD	Director	November 25, 2013
William L. Mansfield
/s/ ADAM J. PALMER	Director	November 25, 2013
Adam J. Palmer
/s/ JOSEPH M. SILVESTRI	Director	November 25, 2013
Joseph M. Silvestri
/s/ GEORGE SIMPSON	Director	November 25, 2013
George Simpson

EXHIBIT INDEX

Number        Exhibit

4.1	Triumph Group, Inc. 2013 Equity and Cash Incentive Plan.

4.3	Specimen copy of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-1/A, as amended (File No. 333-10777)).

5	Opinion of Ballard Spahr LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ballard Spahr LLP (included as part of Exhibit 5).

24            Power of Attorney (included in signature page).